Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2019 SECOND QUARTER RESULTS

•Q2 2019 GAAP diluted EPS was $0.94 compared to Q2 2018 diluted EPS of $0.76.

•Adjusted diluted EPS for Q2 2019 was $0.94, a 25% year-over-year increase compared to adjusted diluted EPS of $0.75 in Q2 2018.

•Q2 2019 Sales were $609.0 million, an increase of 11.2% over second quarter 2018 (12.1% increase in constant currency).

•Quarterly dividend increased 13.3% to $0.17 per share from $0.15 per share.

•EPS guidance raised to $3.43-$3.53 (previously $3.38-$3.52).

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2019	2018	% Change	2019	2018	% Change

Net Sales	$609.0	$547.5	11.2%	$1,218.9	$1,087.6	12.1%
Net sales change in constant currency			12.1%			13.5%
Operating Income	115.1	96.5	19.3%	217.9	178.9	21.8%
As a % of sales	18.9%	17.6%		17.9%	16.4%
Net Income	80.9	68.8	17.6%	153.1	130.4	17.4%
Diluted net income per common share	$0.94	$0.76	23.7%	$1.78	$1.44	23.6%

Adjusted Operating Income	$115.1	$96.5	19.3%	$217.9	$178.9	21.8%
Adjusted Net Income	80.9	67.5	19.9%	153.1	129.1	18.6%
Adjusted diluted net income per share	$0.94	$0.75	25.3%	$1.78	$1.43	24.5%

STAMFORD, Conn. July 22, 2019 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2019 results including net sales of $609.0 million and diluted EPS of $0.94.

Nick Stanage, Chairman, CEO and President said: “Hexcel delivered a robust second quarter with sales 11% higher and EPS 25% higher than the same period in 2018. These results reflect strength in our markets combined with strong operational performance. It was another solid quarter for sales, despite softer demand related to 737 MAX production. With the previously disclosed 2018 headwinds now largely behind us, margins have stepped up as we forecasted. Hexcel is continuing to generate strong Cash from Operations, which is now $157 million YTD. Capital expenditures YTD are $99 million resulting in Free Cash Flow of $58 million for the first half of 2019 compared to $55 million in the first six months of 2018. Recognizing our strong EPS performance year to date we are raising our EPS guidance to $3.43-$3.53. Revenue, Free Cash Flow and Capital Expenditure guidance remains unchanged. We are confident that, with current market conditions, our focus on operational excellence and continued investments in innovation, we are positioned to deliver on our commitments and drive shareholder value.”

Markets

Sales for the second quarter of 2019 were $609 million, an increase of 11.2% (12.1% in constant currency) compared to the second quarter of 2018.

Commercial Aerospace

•

Commercial Aerospace sales of $416.5 million increased 8.5% (8.6% in constant currency) for the second quarter of 2019 as compared to the prior year period. Growth was driven by particularly strong performance from the Airbus A320neo, the Boeing 787 and Airbus A350 programs. Despite reduced demand for materials related to the Boeing 737 MAX, overall commercial aerospace demand remains strong globally and provides confidence in the Company’s projected growth for the year.

•	Sales to “Other Commercial Aerospace” which includes regional and business aircraft were up 6.5% for the second quarter of 2019 as compared to 2018.

Space & Defense

•

Space & Defense sales of $111.8 million increased 21.9% (23.4% in constant currency) for the quarter as compared to the second quarter of 2018. Growth in the F-35 Joint Strike Fighter was the primary driver in the quarter supported by other fixed-wing programs. The quarter also included sales from ARC Technologies acquired in the first quarter of 2019.

Industrial

•

Total Industrial sales of $80.7 million for the second quarter of 2019 increased 12.1% (17.3% in constant currency) as compared to the second quarter of 2018. Wind energy sales (the largest sub-market in Industrial) increased 44.3% in constant currency compared to Q2 2018, when the current wind energy growth phase began.

Consolidated Operations

•

Gross margin for the second quarter of 2019 was 27.7% compared to 26.4% in the second quarter of 2018. The year-over-year improvement reflects strong operational execution combined with the decline in a number of operational headwinds incurred in 2018.

•	Operating expenses for the second quarter were in line with Company expectations, supporting higher sales levels compared to the prior year period. The period saw increased expenditure on product qualifications and R&T expenditures, both of which reflect the Company’s continued focus on innovation and growth. Selling, General and Administrative expenses increased 14.5% in constant currency, and Research & Technology expenses increased 12.2% in constant currency.

•

Operating income in the second quarter of 2019 was $115.1 million, or 18.9% of sales, compared to $96.5 million, or 17.6% of sales, in 2018. Exchange rates, after taking hedges into account, favorably impacted the second quarter by approximately 40 basis points compared to 2018.

Year-to-Date 2019 Results

Sales of $1,218.9 million for the first six months of 2019 increased 13.5% in constant currency compared to the same period in 2018.

Commercial Aerospace (68% of YTD sales)

•

Commercial Aerospace sales of $832.0 million increased 9.1% in constant currency compared to the first six months of 2018. Growth was driven by narrowbody build rate increases and the completion of the transition to the Neo and MAX configurations, as well as the Airbus A350 and Boeing 787 programs.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased 6.8% year to date, driven by higher business jet sales, notably Gulfstream.

Space & Defense (18% of YTD sales)

•

Space & Defense sales of $219.6 million increased 22.6% in constant currency compared to the first six months of 2018. Strong sales for the F-35 Joint Strike Fighter program, other fixed-wing programs, and the acquisition of ARC Technologies drove the increase.

Industrial (14% of YTD sales)

•	Total Industrial sales of $167.3 million increased 26.6% in constant currency compared to the first six months of 2018.
•	For the first six months of 2019, wind energy sales increased almost 60% in constant currency compared to last year.

Consolidated Operations

•

Gross margin for the first six months of 2019 was 27.6% compared to 26.4% for the first six months of 2018. Sustained strong operational performance drove the margin improvement year over year combined with fewer cost headwinds compared to 2018. Depreciation expense increased $13 million over the first half of 2018, due to continued investment for future expected growth.

•

Selling, general and administrative expenses for the first six months of 2019 were approximately 11.5% higher in constant currency than the prior year supporting general growth in the company, while revenue increased 13.5% in constant currency during the period. Research and technology expenses for the first six months of 2019 increased approximately 11.9% in constant currency compared to the prior 2018 period, reflecting continued investment in innovative composite products and solutions to support customers and next-generation applications.

•

Operating income in the first six months of 2019 was $217.9 million, or 17.9% of sales, compared to $178.9 million, or 16.4% of sales, in 2018. The year-over-year impact of exchange rates was favorable by approximately 45 basis points.

Cash and Other

•

The tax provision was $23.6 million for the quarter, reflecting an effective tax rate of 22.9%,  compared to 22.8% in 2018. Both periods benefited from deductions associated with share-based compensation payments. The underlying effective tax rate is expected to be 24% for the remaining quarters of the year.

•

Net cash generated from operating activities for the first six months of 2019 was $157.2 million, in line with the first six months of the prior year. Capital expenditures were $99.3 million for the first six months of 2019, compared to $101.9 million for the first six months of 2018. Free cash flow was $57.9 million for the first six months of 2019, compared to $55.3 million for the same period of the prior year. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures. Working capital was a use of $82.7 million in the second quarter of 2019 compared to a $60.2 million use in the second quarter of 2018 with the higher working capital levels supporting increased sales.

•

The Company allocated free cash flow generated during the second quarter of 2019 to debt repayment following a recent acquisition and did not repurchase any of its common stock during the period. The Company has $374 million remaining under the authorized share repurchase program.

•

As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share, representing a 13.3% increase compared to the prior quarter’s dividend. The dividend is payable to stockholders of record as of August 2, 2019, with a payment date of August 9, 2019.

2019 Guidance

•	Sales of $2.375 billion to $2.475 billion (unchanged)
•	Adjusted diluted earnings per share of $3.43 to $3.53 (previously $3.38 - $3.52)
•	Free cash flow greater than $250 million (unchanged)
•	Accrual basis capital expenditures of $170 million to $190 million (unchanged)

* The Company is not providing a quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP guidance are difficult to predict and are primarily dependent on future uncertainties.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on July 23, 2019 to discuss the second quarter 2019 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685 and the conference ID is 6292778. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; projections regarding our tax rate; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2019 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including any reduction in sales to Boeing related to a decrease in production volume of the 737MAX; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in U.S. trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2019	2018	2019	2018
Net sales	$609.0	$547.5	$1,218.9	$1,087.6
Cost of sales	440.2	402.7	882.9	800.2
Gross margin	168.8	144.8	336.0	287.4
% Gross Margin	27.7%	26.4%	27.6%	26.4%

Selling, general and administrative expenses	39.5	35.3	89.0	81.7
Research and technology expenses	14.2	13.0	29.1	26.8
Operating income	115.1	96.5	217.9	178.9

Interest expense, net	11.9	8.7	23.9	16.7
Income before income taxes, and equity in earnings of affiliated companies	103.2	87.8	194.0	162.2
Provision for income taxes	23.6	20.0	44.2	34.1
Income before equity in earnings of affiliated companies	79.6	67.8	149.8	128.1
Equity in earnings from affiliated companies	1.3	1.0	3.3	2.3
Net income	$80.9	$68.8	$153.1	$130.4

Basic net income per common share:	$0.95	$0.77	$1.80	$1.45

Diluted net income per common share:	$0.94	$0.76	$1.78	$1.44

Weighted-average common shares:
Basic	85.2	88.8	85.1	89.4
Diluted	86.2	89.9	86.1	90.5

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2019	2018
Assets
Cash and cash equivalents	$55.4	$32.7
Accounts receivable, net	313.3	260.9
Inventories, net	339.3	297.8
Contract assets	59.7	50.5
Prepaid expenses and other current assets	30.4	33.9
Total current assets	798.1	675.8

Property, plant and equipment	3,005.3	2,902.1
Less accumulated depreciation	(1,083.4)	(1,025.6)
Net property, plant and equipment	1,921.9	1,876.5

Goodwill and other intangible assets, net	283.6	142.3
Investments in affiliated companies	51.8	48.7
Other assets	139.7	80.8
Total assets	$3,195.1	$2,824.1

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$9.7	$9.4
Accounts payable	177.8	161.9
Accrued compensation and benefits	66.9	75.8
Accrued liabilities	105.3	79.6
Total current liabilities	359.7	326.7

Long-term debt	1,115.8	947.4
Retirement obligations	42.4	42.0
Other non-current liabilities	234.8	186.0
Total liabilities	$1,752.7	$1,502.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.0 shares issued at June 30, 2019 and 108.5 shares issued at December 31, 2018	$1.1	$1.1
Additional paid-in capital	817.9	798.3
Retained earnings	1,854.1	1,726.5
Accumulated other comprehensive loss	(118.1)	(108.0)
	2,555.0	2,417.9

Less – Treasury stock, at cost, 24.0 at June 30, 2019 and 23.7 shares issued at December 31, 2018, respectively	(1,112.6)	(1,095.9)
Total stockholders' equity	1,442.4	1,322.0
Total liabilities and stockholders' equity	$3,195.1	$2,824.1

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2019	2018

Cash flows from operating activities
Net income	$153.1	$130.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	72.7	59.6
Amortization related to financing	0.9	0.7
Deferred income taxes	6.8	12.7
Equity in earnings from affiliated companies	(3.3)	(2.3)
Stock-based compensation	13.5	12.0

Changes in assets and liabilities:
Increase in accounts receivable	(48.0)	(43.4)
Increase in inventories	(36.3)	(28.6)
Increase in prepaid expenses and other current assets	(15.8)	(12.9)
Increase in accounts payable/accrued liabilities	17.4	24.7
Other - net	(3.8)	4.3
Net cash provided by operating activities (a)	157.2	157.2

Cash flows from investing activities
Capital expenditures (b)	(99.3)	(101.9)
Acquisitions of business and investments in affiliates	(163.2)	-
Net cash used in investing activities	(262.5)	(101.9)

Cash flows from financing activities
Borrowing from senior unsecured credit facility - 2024	408.0	-
Repayment of senior unsecured credit facility - 2024	(30.0)	-
Borrowing from senior unsecured credit facility - 2021	345.0	379.0
Repayment of senior unsecured credit facility - 2021	(547.0)	(244.0)
Repayment and finance lease obligation and other debt, net	(9.4)	(4.2)
Issuance costs related to senior credit facility	(2.2)	-
Dividends paid	(25.5)	(22.4)
Repurchase of stock	(11.2)	(181.0)
Activity under stock plans	0.5	(0.7)
Net cash provided by (used in) financing activities	128.2	(73.3)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(3.0)
Net increase (decrease) in cash and cash equivalents	22.7	(21.0)
Cash and cash equivalents at beginning of period	32.7	60.1
Cash and cash equivalents at end of period	$55.4	$39.1

Supplemental data:
Free Cash Flow (a)+(b)	$57.9	$55.3
Accrual basis additions to property, plant and equipment	$107.6	$90.0

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2019 and 2018				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$416.5	$383.8	8.5	$(0.2)	$383.6	8.6
Space & Defense	111.8	91.7	21.9	(1.1)	90.6	23.4
Industrial	80.7	72.0	12.1	(3.2)	68.8	17.3
Consolidated Total	$609.0	$547.5	11.2	$(4.5)	$543.0	12.1

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.4	70.1			70.6
Space & Defense	18.4	16.7			16.7
Industrial	13.2	13.2			12.7
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2019 and 2018				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$832.0	$766.5	8.5	$(3.8)	$762.7	9.1
Space & Defense	219.6	181.8	20.8	(2.7)	179.1	22.6
Industrial	167.3	139.3	20.1	(7.2)	132.1	26.6
Consolidated Total	$1,218.9	$1,087.6	12.1	$(13.7)	$1,073.9	13.5

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.3	70.5			71.0
Space & Defense	18.0	16.7			16.7
Industrial	13.7	12.8			12.3
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended June 30, 2018 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2019 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2019
Net sales to external customers	$484.0	$125.0	$-	$609.0
Intersegment sales	21.5	-	(21.5)	-
Total sales	505.5	125.0	(21.5)	609.0

Operating income (loss)	111.8	16.3	(13.0)	115.1
% Operating margin	22.1%	13.0%		18.9%

Depreciation and amortization	30.1	3.8	0.1	34.0
Stock-based compensation expense	1.1	0.4	0.9	2.4
Accrual based additions to capital expenditures	49.0	1.1	-	50.1

Second Quarter 2018
Net sales to external customers	$445.8	$101.7	$-	$547.5
Intersegment sales	20.3	-	(20.3)	-
Total sales	466.1	101.7	(20.3)	547.5

Operating income (loss)	93.1	15.9	(12.5)	96.5
% Operating margin	20.0%	15.6%		17.6%

Depreciation and amortization	27.5	2.3	-	29.8
Stock-based compensation expense	0.9	0.1	1.1	2.1
Accrual based additions to capital expenditures	43.4	1.3	-	44.7

First Six Months 2019
Net sales to external customers	$971.7	$247.2	$-	$1,218.9
Intersegment sales	40.7	0.1	(40.8)	-
Total sales	1,012.4	247.3	(40.8)	1,218.9

Operating income (loss)	224.3	31.1	(37.5)	217.9
% Operating margin	22.2%	12.6%		17.9%

Depreciation and amortization	65.0	7.6	0.1	72.7
Stock-based compensation expense	5.2	1.2	7.1	13.5
Accrual based additions to capital expenditures	105.8	1.8	-	107.6

First Six Months 2018
Net sales to external customers	$890.4	$197.2	$-	$1,087.6
Intersegment sales	39.5	-	(39.5)	-
Total sales	929.9	197.2	(39.5)	1,087.6

Operating income (loss)	184.1	25.8	(31.0)	178.9
% Operating margin	19.8%	13.1%		16.4%

Depreciation and amortization	55.0	4.6	-	59.6
Stock-based compensation expense	4.5	0.8	6.7	12.0
Accrual based additions to capital expenditures	88.7	1.3	-	90.0

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income, EPS and Tax Rate					Table C
	Unaudited
	Quarters Ended June 30,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$80.9	$0.94	22.9	$68.8	$0.76	22.8
Discrete Tax Benefit (a)	-	-	-	(1.3)	(0.01)	1.5
Non-GAAP	$80.9	$0.94	22.9	$67.5	$0.75	24.3

(a)	The 2018 period included a benefit of $1.3 million from the release of reserves for uncertain tax positions.

	Unaudited
	Six Months Ended June 30,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$153.1	$1.78	22.8	$130.4	$1.44	21.0
Discrete Tax Benefit (a)	-	-	-	(1.3)	(0.01)	0.8
Non-GAAP	$153.1	$1.78	22.8	$129.1	$1.43	21.8

(a)	The 2018 period included a benefit of $1.3 million from the release of reserves for uncertain tax positions.

NOTE: Management believes that adjusted net income, adjusted diluted net income per share, the adjusted tax rate, and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures),  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2019	2018	2018

Current portion capital lease	$0.7	$0.3	$-
Euro term loan	9.0	9.1	9.3
Total current debt	9.7	9.4	9.3

Non-current portion of Euro term loan	42.0	51.4	52.3
Senior unsecured credit facility	378.0	202.0	185.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.9)	(2.0)	(2.1)
Senior notes deferred financing costs	(4.5)	(4.8)	(5.2)
Other debt	2.2	0.8	0.1
Total long-term debt	1,115.8	947.4	930.1
Total Debt	1,125.5	956.8	939.4
Less: Cash and cash equivalents	(55.4)	(32.7)	(39.1)
Total debt, net of cash	$1,070.1	$924.1	$900.3